Exhibit 5.1

May 6, 2009

Liquidity Services, Inc.

1920 L Street, N.W.

6th Floor
Washington, DC  20036

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, General Counsel and Corporate Secretary of Liquidity Services, Inc., a Delaware corporation (the “Company”). The Company is about to register with the Securities and Exchange Commission on a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of l933, as amended, an additional 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued under the Liquidity Services, Inc. 2006 Omnibus Long-Term Incentive Plan (the “Plan”).

As Vice President, General Counsel and Corporate Secretary for the Company, I am familiar with its Certificate of Incorporation, as amended, and Bylaws, as amended. I have examined the Plan, the Registration Statement and the prospectus that has been and will be distributed to participants in the Plan (the “Prospectus”).

I have also examined and relied upon such corporate records of the Company and other documents and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. With respect to the documents I have reviewed, I have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of other officers and representatives of the Company.

Based upon my examination mentioned above, I am of the opinion that all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of Common Stock pursuant to the Plan and that the Common Stock being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

This letter expresses my opinion as to the provisions of the Delaware General Corporation Law governing the authorization and issuance of stock, but does not extend to the securities or “Blue Sky” laws of Delaware or any other jurisdiction or to federal securities laws or to other laws.

I hereby consent to the filing of this opinion as part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder. This opinion is intended solely for your use in connection with the transactions described above. No other person may rely on this opinion for any other purpose without my prior written consent.

Very truly yours,

/s/ James E. Williams
James E. Williams
Vice President, General Counsel and Corporate Secretary